                              REMARKETING AGREEMENT

REMARKETING AGREEMENT, dated as of August 11, 1998 (this "Remarketing Agreement" or this "Agreement"), by and between Kimco Realty Corporation (the "Company") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). WHEREAS, the Company proposes to issue $100,000,000 aggregate principal amount of Remarketed Reset Notes Due August 18, 2008 (the "Notes"), such Notes to be issued under an Indenture dated as of September 1, 1993, as amended by the First Supplemental Indenture dated as of August 4, 1994, the Second Supplemental Indenture dated as of April 7, 1995 and as further amended or supplemented from time to time (the "Indenture"), by and between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"); and WHEREAS, the Notes are to be initially offered to the public through Merrill Lynch; and WHEREAS, the Company has requested that Merrill Lynch act as Rate Agent (as defined in Section 2(a) hereof) and as Remarketing Agent (as defined in Section 2(a) hereof) in connection with the Notes and as such to perform the services described herein; and WHEREAS, Merrill Lynch is willing to act as Rate Agent and as Remarketing Agent in connection with the Notes and as such to perform such duties on the terms and conditions expressly set forth herein.

NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to them in the Notes or, if not defined therein, in the Indenture relating to the Notes.

Appointment and Obligations of Merrill Lynch. The Company hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, (i) as the rate agent (the "Rate Agent") of the Company for the Notes to determine (1) LIBOR and the interest rate on the Notes for any Quarterly Period, and/or (2) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate and (ii) as the exclusive remarketing agent (the "Remarketing Agent") for the purpose of (x) recommending to the Company the Spread for each Subsequent Spread Period that, in the opinion of the Remarketing Agent, will enable the Remarketing Agent to remarket, for delivery on the Tender Date, tendered Notes at 100% of the principal amount thereof, (y) if the Company and the Remarketing Agent agree on the Spread referred to in (x) above, entering into a remarketing agency agreement (each, a "Remarketing Agency Agreement") with the Company, substantially in the form attached hereto as Exhibit A, pursuant to which the Remarketing Agent will attempt, on a reasonable best efforts basis, to remarket the Notes tendered by the beneficial owners thereof (the "Beneficial Owners") (each such attempted and/or completed remarketing being hereinafter referred to as a "Remarketing"), and (z) performing such other duties as are assigned to the Remarketing Agent in the Notes and/or the Indenture and/or the applicable Remarketing Agency Agreement, in each case subject to the conditions set forth herein and therein. The Remarketing Agent shall also have the option, but not the obligation, to purchase any tendered Notes at a price equal to 100% of the principal amount thereof.

The Rate Agent hereby agrees to determine LIBOR on each LIBOR Determination Date in accordance with the following provisions and the other relevant provisions of the Notes: LIBOR shall be determined on the basis of the offered rates for three-month deposits in U.S. dollars commencing on the second London Business Day immediately following the applicable LIBOR Determination Date, which appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. If no rate appears on Telerate Page 3750, LIBOR for the applicable LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Rate Agent shall select four major reference banks in the London interbank market and shall request the principal London offices of each such bank to provide it with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for the applicable LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, the Rate Agent, after consultation with the Company, shall select three major banks in The City of New York and shall request each such bank to provide it with the rates quoted by such bank as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, having a three-month maturity, commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time, and LIBOR for such LIBOR Determination Date shall be the arithmetic mean of such rates; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

The Rate Agent hereby agrees to determine the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate, in accordance with this Section 2(c). If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Agent on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m., New York City time, on the third Business Day prior to the Commencement Date for the Subsequent Spread Period (the "Fixed Rate Determination Date"). The Fixed Rate will be a per annum rate and will be determined by adding (i) the applicable Spread (as agreed to by the Company and the Remarketing Agent on the preceding Spread Determination Date) to (ii) the yield to maturity determined by 1:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Agent, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

Fees and Expenses. The obligations of the Company to pay to the Remarketing Agent on each Tender Date the fees set forth in the applicable Remarketing Agency Agreement shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full. The Company will pay all expenses of the Remarketing Agent in connection with the Remarketing Agency Agreement, including: (a) the preparation, filing, printing and delivery of the prospectus, if any, and any amendments or supplements thereto and any Remarketing Memorandum (as defined in the Remarketing Agency Agreement) in connection with the Remarketing of the Notes; (b) the preparation and delivery of this Agreement, the Remarketing Agency Agreement, the Indenture and such other documents as may be required in connection with the Remarketing of the Notes; (c) the fees and disbursements of the Company's accountants, counsel and other advisors or agents (including any calculation agent or exchange rate agent) and of the fees and disbursements of the Trustee; and (d) the fees charged by nationally recognized statistical rating organizations for the rating of the Notes.

Removal of the Rate Agent and Remarketing Agent. With respect to any Subsequent Spread Period, the Company may, in its absolute discretion, remove the Rate Agent and Remarketing Agent by giving notice to the Rate Agent and Remarketing Agent prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date applicable thereto, such removal to be effective upon the Company's appointment of a successor Rate Agent and Remarketing Agent. In such case, the Company will use its best efforts to appoint a successor Rate Agent and Remarketing Agent and enter into such a remarketing agreement with such persons as soon as reasonably practicable.

Dealing in the Notes. Subject to its compliance with applicable laws and regulations, Merrill Lynch, when acting as a Rate Agent and Remarketing Agent or in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Merrill Lynch may exercise any vote or join in any action which any Beneficial Owner of Notes may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. Merrill Lynch, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Current Prospectus. If Merrill Lynch determines, based upon advice of counsel, that changes in applicable law, regulations or interpretations of the Securities and Exchange Commission (the "Commission") make it necessary or advisable to file a new registration statement with the Commission and/or deliver a current prospectus in connection with a Remarketing, the Company shall file a new registration statement with the Commission, in a form reasonably acceptable to Merrill Lynch and its counsel, and furnish a current prospectus to be used by the Remarketing Agent in such Remarketing, as applicable.

Representations and Warranties of the Company. The Company represents and warrants to Merrill Lynch as of the date hereof, and as of each Tender Date, as follows:

The Company has made all filings with the Commission that it is required to make under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the"1934 Act Documents"). Each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations, and each 1934 Act Document did not, at the time of filing with the Commission, and will not, as of each Tender Date, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Tender Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

As of the date hereof and at each Tender Date, any prospectus and any Remarketing Memorandum relating to the Notes and any amendments and supplements thereto did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The accountants who certified the financial statements, financial statement schedules and historical summaries of revenue and certain operating expenses for the properties related thereto included or incorporated by reference in the 1934 Act Documents are independent public accountants as required by the Securities Act of 1933, as amended (the"1933 Act"), and the rules and regulations thereunder (the "1933 Act Regulations").

The historical financial statements included or incorporated by reference in the 1934 Act Documents present fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations for the periods specified; except as may otherwise be stated in the 1934 Act Documents, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the financial statement schedules and other financial information and data included or incorporated by reference in the 1934 Act Documents present fairly the information required to be stated therein.

(a) The historical summaries of revenue and certain operating expenses included or incorporated by reference in the 1934 Act Documents, if any, present fairly the revenue and those operating expenses included in such summaries for the periods specified in conformity with generally accepted accounting principles; the pro forma condensed consolidated financial statements included or incorporated by reference in the 1934 Act Documents, if any, present fairly the pro forma financial position of the Company and its consolidated subsidiaries as of the dates indicated and the pro forma results of their operations for the periods specified; and the pro forma condensed consolidated financial statements, if any, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, the assumptions on which such pro forma financial statements have been prepared are reasonable and are set forth in the notes thereto, such pro forma financial statements have been prepared, and the pro forma adjustments set forth therein have been applied, in accordance with the applicable accounting requirements of the 1933 Act and the 1933 Act Regulations, and such pro forma adjustments have been properly applied to the historical amounts in the compilation of such statements. Since the respective dates as of which information is given in the 1934 Act Documents, except as may otherwise be stated therein or contemplated thereby, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions or acquisitions entered into by the Company or any of its subsidiaries other than those arising in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the Company's common stock, or dividends declared, paid or made in accordance with the terms of any series of the Company's preferred stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

The Company has been duly incorporated and is validly existing as a corporation under the laws of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland with corporate power and authority to own, lease and operate its properties and to conduct its business as contemplated under this Remarketing Agreement, the Remarketing Agency Agreement and the other agreements to which it is a party; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise. Each significant subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act) of the Company (each, a "Significant Subsidiary") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the 1934 Act Documents, and to enter into and perform its obligations under any agreements to which it is a party, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for security interests granted in respect of indebtedness of the Company or any of its subsidiaries and referred to in the 1934 Act Documents.

The outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable and is not subject to preemptive or other similar rights.

The Company has full corporate power and authority to enter into this Remarketing Agreement and the Remarketing Agency Agreement, and this Remarketing Agreement and the Remarketing Agency Agreement have been duly authorized, executed and delivered by the Company.

The Indenture (A) has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity and except the effect on enforceability of (x) requirements that a claim with respect to any Notes payable other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (y) federal or state law limiting, delaying or prohibiting the making of payments outside the United States; and (B) conforms in all material respects to the description thereof in the Prospectus relating to the initial issuance of the Notes.

The Notes have been duly authorized by the Company for offer, sale, issuance and delivery pursuant to the Distribution Agreement dated as of November 4, 1997 among the Company and Merrill Lynch, Chase Securities Inc., First Chicago Capital Markets, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Distribution Agreement"), and the Pricing Supplement dated August 11, 1998 to the Prospectus dated November 4, 1997, the Terms Agreement dated August 11, 1998 between the Company and Merrill Lynch (the "Terms Agreement") and the Prospectus Supplement dated November 4, 1997 relating to the Notes for the Company, and when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefor specified in the Pricing Supplement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transferor or similar laws affecting creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity and except the effect on enforceability of federal or state law limiting, delaying or prohibiting the making of payments outside the United States. Such Notes will be in the form contemplated by, and each registered holder thereof is entitled to the benefits of, the applicable Indenture. Such Notes rank and will rank on a parity with all unsecured and unsubordinated indebtedness of the Company that is outstanding on the date hereof and on each Tender Date as herein contemplated or that may be incurred thereafter, except that such Notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific Property which secures such lender's mortgage.

Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for any such violation or default that would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and the execution, delivery and performance of this Remarketing Agreement, the Remarketing Agency Agreement, the Terms Agreement and the Indenture and the execution and delivery of the Notes and the consummation of the transactions contemplated herein and therein and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the charter or by-laws of the Company or any applicable law, administrative regulation or administrative or court order or decree.

The Company has operated and intends to continue to operate in such a manner as to qualify to be taxed as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code").

Neither the Company nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").

There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which is required to be disclosed in the 1934 Act Documents (other than as disclosed therein), or which might result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or which might materially and adversely affect the properties or assets thereof or which might materially and adversely affect the consummation of this Remarketing Agreement, the Remarketing Agency Agreement, the Terms Agreement, the Indenture, the Notes or the transactions contemplated herein or therein; all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of its property or assets is the subject which are not described in the 1934 Act Documents, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and there are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the 1934 Act Documents which have not been so filed.

Neither the Company nor any of its subsidiaries is required to own or possess any trademarks, service marks, trade names or copyrights in order to conduct the business now operated by it, other than those the failure to possess or own would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

The Company and its subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, other than those the failure to possess or own would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise. Except as otherwise disclosed in the 1934 Act Documents and except as would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise: (i) all properties and assets described in the 1934 Act Documents are owned with good and marketable title by the Company, its subsidiaries and/or a joint venture or partnership in which any such party is a participant (a "Related Entity"); (ii) all of the leases under which any of the Company, its subsidiaries or, to the knowledge of the Company, Related Entities holds or uses real properties or assets as a lessee are in full force and effect, and neither the Company, nor any of its subsidiaries or, to the knowledge of the Company, Related Entities is in material default in respect of any of the terms or provisions of any of such leases and no claim has been asserted by anyone adverse to any such party's rights as lessee under any of such leases, or affecting or questioning any such party's right to the continued possession or use of the leased property or assets under any such leases; (iii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of any of the Company, its subsidiaries or Related Entities which are required to be disclosed in the 1934 Act Documents are disclosed therein; (iv) neither the Company, nor any of its subsidiaries or, to the knowledge of the Company, Related Entities nor any lessee of any portion of any such party's properties is in default under any of the leases pursuant to which any of the Company, its subsidiaries or, to the knowledge of the Company, Related Entities leases its properties and neither the Company, nor any of its subsidiaries or Related Entities knows of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases; (v) no tenant under any of the leases pursuant to which any of the Company, or its subsidiaries or, to the knowledge of the Company, Related Entities leases its properties has an option or right of first refusal to purchase the premises demised under such lease; (vi) each of the properties of any of the Company or, to the knowledge of the Company, its subsidiaries or Related Entities complies with all applicable codes and zoning laws and regulations; and (vii) neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation, zoning change or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to the properties of any of the Company, or its subsidiaries or Related Entities. Title insurance in favor of the mortgagee or the Company, its subsidiaries and/or their Related Entities is maintained with respect to each shopping center property owned by any such entity in an amount at least equal to (a) the cost of acquisition of such property or (b) the cost of construction of such property (measured at the time of such construction), except, in each case, where the failure to maintain such title insurance would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

The mortgages and deeds of trust encumbering the properties and assets described in the 1934 Act Documents are not convertible nor does any of the Company, or its subsidiaries hold a participating interest therein.

Each of the partnership and joint venture agreements to which the Company or any of its subsidiaries is a party, and which relates to real property described in the Prospectus, has been duly authorized, executed and delivered by such applicable party and constitutes the valid agreement thereof, enforceable in accordance with its terms, except as limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, and the execution, delivery and performance of any of such agreements did not, at the time of execution and delivery, and does not constitute a breach of, or default under, the charter or by-laws of such party or any material contract, lease or other instrument to which such party is a party or by which its properties may be bound or any law, administrative regulation or administrative or court order or decree.

None of the Company, or any of its subsidiaries has any knowledge of (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the properties owned by it or the Related Entities, or (b) any unlawful spills, releases, discharges or disposal, of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties which presence or occurrence would have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and in connection with the construction on or operation and use of the properties owned by the Company, its subsidiaries and Related-Entities, each of the Company, and its subsidiaries represents that it has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

The Notes are rated A3 by Moody's Investors Service, Inc. and A- by Standard & Poor's Ratings Services.

Any certificate signed by any officer of the Company and delivered to you or to counsel for the Remarketing Agent in connection with the remarketing of the Notes shall be deemed a representation and warranty by the Company to the Remarketing Agent as to the matters covered thereby on the date of such certificate and, unless subsequently amended or supplemented, at each Tender Date subsequent thereto.

References in the foregoing representations and warranties to the 1934 Act Documents shall be deemed to refer to the registration statement and prospectus, if any, in each case including the documents incorporated by reference therein, if any of such documents are required pursuant to Section 6 hereof.

Conditions to the Remarketing Agent's Obligations. The obligations of the Remarketing Agent to purchase and remarket the Notes shall be subject to (a) the terms and conditions of the applicable Remarketing Agency Agreement, (b) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Remarketing Agreement and the accuracy of the representations and warranties in this Remarketing Agreement and any certificate delivered pursuant hereto, and (c) the further condition that none of the following events shall exist at any time during which the Remarketing Agent would otherwise be obligated to take any action under this Remarketing
Agreement:

                  (1) all of the Notes for which the Remarketing Agent is responsible hereunder shall have been called for redemption or tendered for repurchase by the Company; or

                  (2) without the prior written consent of the Remarketing Agent, the Indenture or the Notes shall have been amended in any manner, or otherwise contained any provisions not contained therein as of the date hereof, that in either case in the reasonable opinion of the Remarketing Agent materially changes the nature of the Notes or the remarketing procedures (it being understood that notwithstanding the provisions of this clause (2) the Company shall not be prohibited from amending such documents).

                                Indemnification.

Indemnification. The Company agrees to indemnify and hold harmless the Remarketing Agent and each person, if any, who controls the Remarketing Agent within the meaning of Section 20 of the 1934 Act and any director, officer, employee or affiliate thereof, as follows: against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) the failure to have an effective registration statement under the 1933 Act, relating to the Notes, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to provide the Remarketing Agent with a prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in the 1934 Act Documents, the registration statement and prospectus, if any are required pursuant to
Section 6 of this Agreement, or the Remarketing Memorandum, if any, or any amendment thereto (including in each case any documents incorporated by reference therein), or (C) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement or (E) the acts or omissions of the Rate Agent in connection with its duties and obligations hereunder except those that are finally judicially determined to be due to its gross negligence or willful misconduct; against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) of clause (i) above; provided that (subject to Section 9(d) hereof) any such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Agent), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) of clause (i) above to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent expressly for use in the Remarketing Memorandum or registration statement (or any amendment thereto), if applicable.

Indemnification of Company, Directors and Officers. The Remarketing Agent agrees to indemnify and hold harmless the Company, its directors and each of its officers, if any, who sign the registration statement if such is required pursuant to Section 6 hereof, and each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in
Section 9(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Remarketing Memorandum or registration statement (or any amendment thereto), if applicable, in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent expressly for use in such Remarketing Memorandum or registration statement (or any amendment thereto).

Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 9(a) above, counsel to the indemnified parties shall be selected by the Remarketing Agent. In the case of parties indemnified pursuant to Section 9(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any one local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section9(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

Continuation of Indemnification. The indemnity agreements contained in this
Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, and shall survive the termination or cancellation of this Agreement and the remarketing of any Notes hereunder.

Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9 hereof is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms, in connection with any Remarketing the Company, on the one hand, and the Remarketing Agent, on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Remarketing Agent, as incurred, in such proportions that the Remarketing Agent is responsible for that portion represented by the percentage that the commissions and fees received by the Remarketing Agent in connection with such Remarketing bears to the aggregate principal amount of such Notes outstanding at the time of such remarketing, and the Company is responsible for the balance. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls the Remarketing Agent within the meaning of
Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Agent, and each director of the Company and each of its officers, if any, who sign the registration statement, if any, and each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

Termination of this Remarketing Agreement. Subject to Section 3 hereof relating to the payment of fees and expenses, this Agreement (i) shall terminate as to the Rate Agent on the effective date of the removal of such Rate Agent pursuant to Section 4 hereof, and (ii) shall terminate as to the Remarketing Agent on the effective date of the removal of such Remarketing Agent pursuant to Section 4 hereof.

Rate Agent's and Remarketing Agent's Performance; Duty of Care. The duties and obligations of the Rate Agent and Remarketing Agent hereunder shall be determined solely by the express provisions of this Remarketing Agreement and the Notes and the Indenture and, in the case of the Remarketing Agent, the applicable Remarketing Agency Agreement.

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding.

Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of Merrill Lynch. The rights and obligations of Merrill Lynch hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and Merrill Lynch and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of any Notes merely because of such purchase.

Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto.

Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication or by telephone and confirmed in writing. All written notices shall be deemed to be validly given or made, if delivered by hand, when so delivered, or if mailed, when mailed registered or certified mail, return receipt requested and postage prepaid. All notices by telecommunication (including telephone) shall be deemed to be validly given or made when received. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020,
Attention: Milton Cooper, Chairman of the Board, and if to Merrill Lynch, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch World Headquarters, World Financial Center, North Tower, New York, New York
10281- 1209, Attention: Debt Syndicate, or to such other address as either of the above shall specify to the other in writing.

Benefit. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or given any person other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties.

IN WITNESS WHEREOF, each of the Company and Merrill Lynch has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                    KIMCO REALTY CORPORATION


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                    MERRILL LYNCH & CO.
                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                    By:
                                       -----------------------------------------
                                       Authorized Signatory

                          REMARKETING AGENCY AGREEMENT

REMARKETING AGENCY AGREEMENT, dated as of _______________ __, ____, (this "Agreement") by and between Kimco Realty Corporation (the "Company") and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Remarketing Agent"). The Remarketing Agent hereby agrees to attempt, on a best efforts basis, to remarket the Notes described below (the "Notes") that have been tendered by the holders thereof for sale on ______________ __, ____ (the "Tender Date") at a price equal to 100% of the aggregate principal amount so tendered.

The Remarketing Agent will attempt, on a reasonable best efforts basis, to remarket the validly tendered Notes at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the Remarketing Agent will be able to remarket the entire principal amount of Notes tendered in a remarketing. The Remarketing Agent shall also have the option, but not the obligation, to purchase any tendered Notes at such price. The obligation of the Remarketing Agent to purchase tendered Notes from the tendering Noteholders will be subject to certain conditions and termination events customary in the Company's public offerings, including the termination events, as amended hereby, incorporated into this Agreement by reference to the attached Distribution Agreement, and to the conditions set forth in Section 8 of the Remarketing Agreement.

IF NO NEW REGISTRATION STATEMENT OR PROSPECTUS IS REQUIRED, INCLUDE THE
FOLLOWING: It is acknowledged and agreed that the Notes need not be further registered under the Securities Act of 1933, as amended (the "1933 Act"), and that, in connection with the remarketing of the Notes by the Remarketing Agent in accordance with the terms of the Remarketing Agreement dated August 11, 1998 (the "Remarketing Agreement"), no prospectus meeting the requirements of Section 10 of the 1933 Act need be delivered or filed pursuant to Rule 424 under the 1933 Act.

It is understood that the Remarketing Agent may, in its discretion, deliver to purchasers and prospective purchasers, in connection with the remarketing, one or more forms of written communication describing the terms of the Notes (each, a "Remarketing Memorandum"), the form of each of which shall be delivered to the Company not less than two Business Days prior to its use. Such Remarketing Memorandum shall be subject to the approval of the Company prior to its use by the Remarketing Agent, which approval shall not be unreasonably withheld or delayed.

The following hereby are incorporated into this Agreement in their entirety and made applicable to the obligations of the Remarketing Agent to the extent applicable to any remarketing of the Notes, except as explicitly amended hereby:

(A) Section 4(k) of the attached Distribution Agreement (which dates referred to therein shall be the date of the Remarketing Agency Agreement and the Representation Date for the relevant Tender Date);

(B) Sections 4(a) and 5(b) of the attached Distribution Agreement;

(C) The representations and warranties made pursuant to the above-referenced Remarketing Agreement;

(D) Section 11 of the attached Distribution Agreement; and

(E) Section 12 of the attached Distribution Agreement (except that Section 12 is amended to allow for the termination of this Agreement by the Remarketing Agent if the Company's representations and warranties therein are not accurate and correct).

All references contained in the attached Distribution Agreement to the "Agent" or "Agents" shall be deemed to refer to the Remarketing Agent. All references to the "Notes" shall be deemed to refer to the Notes described below. All references to the "Representation Date" shall be deemed to refer to the Tender Date. The terms "Registration Statement" and "Prospectus" shall be deemed to refer to the 1934 Act Document and Remarketing Memorandum, if any, in each case as amended or supplemented to the date hereof and the Tender Date, including the documents included in or incorporated by reference into such documents.

IF A NEW REGISTRATION STATEMENT OR PROSPECTUS IS REQUIRED, INCLUDE THE
FOLLOWING: It is understood that a new registration statement or new prospectus is being filed by the Company in connection with the remarketing of the Notes (the "New Registration Statement" and/or "New Prospectus"). In connection therewith and with the remarketing of the Notes, the attached Distribution Agreement (including the requirements therein relating to delivery of legal opinions, comfort letters and officers' certificates) hereby is incorporated into this Agreement in its entirety (except as modified below) and the Remarketing Agent shall be deemed to be acting as "Agent" thereunder. All references in such Distribution Agreement to (i) the "Agent" or "Agents" shall be deemed to refer to the Remarketing Agent, (ii) the Distribution Agreement shall be deemed to refer to the Remarketing Agency Agreement and (iii) the "Settlement Date" or the "Representation Date" shall be deemed to refer to the Tender Date. To the extent the provisions of such Distribution Agreement refer to the "Prospectus" or the "Registration Statement," such references shall be deemed to refer to the New Registration Statement or the New Prospectus, as applicable, including all documents incorporated by reference therein. Section 12 of the attached Distribution Agreement shall be amended to allow for the termination of this Agreement by the Remarketing Agent if the Company's representations and warranties therein are not accurate and correct in all material respects. All capitalized terms not otherwise defined in this Agreement have the respective meanings assigned thereto in the Notes, the form of which is attached hereto.


Company:                              Kimco Realty Corporation
                                      3333 New Hyde Park Road
                                      New Hyde Park, New York 11042-0020

Remarketing Agent and Address:        Merrill Lynch & Co.
                                      Merrill Lynch, Pierce, Fenner & Smith
                                           Incorporated
                                      Merrill Lynch World Headquarters
                                      World Financial Center, North
                                      Tower, 26th Floor
                                      New York, New York 10281-1209

Title of Notes:                       Remarketed Reset Notes Due August 18, 2008

Principal Amount of Notes to
  be Purchased:

Title of Indenture:                   Indenture dated as of September 1, 1993,
                                      as amended by the First Supplemental
                                      Indenture dated as of August 4, 1994, the Second Supplemental Indenture dated as of April 7, 1995 and as further amended or supplemented from time to time by and between the Company and the Trustee

Trustee:                              IBJ Schroder Bank & Trust Company

Current Ratings:

Moody's Investors Service, Inc.:

Standard & Poor's Ratings Services:


                  CERTAIN TERMS OF THE NOTES

Stated Maturity:                      August 18, 2008

Spread Determination Date:

Duration/Mode Determination Date:

Tender Notice Date:

Interest Reset Date:

Tender Date:

New Interest Rate:                    As determined by application of the
                                      provisions set forth in the attached form of the Notes on the LIBOR Determination
                                      Date or the Fixed Rate Determination Date, as applicable.

Spread:

Interest Payment Dates:

Subsequent Spread Period:

Redemption Provisions:                Redeemable as set forth in the attached
                                      Pricing Supplement dated August 11, 1998.

Beneficial Owner Tender Provisions:   As set forth in the attached Pricing
                                      Supplement dated August 11, 1998. In the event that the Remarketing Agent fails to purchase all Notes validly tendered for purchase on the Tender Date, then the Remarketing Agent shall promptly notify the Company and the Trustee of such failure.

Shorter Subsequent Spread Period:     In the event that (A) the Remarketing
                                      Agent fails to remarket all Notes validly tendered for remarketing and (B) the Company has not given notice of redemption of all of the Notes then outstanding in accordance with the provisions described in the attached form of the Notes, then the Subsequent Spread Period shall be a period of one year, which Subsequent
                                      Spread Period shall be deemed to have
                                      commenced upon the Commencement Date that coincides with the Tender Date.

Legal Opinion:                        If required to be delivered pursuant to
                                      this Agreement, the opinion required to be delivered pursuant to Section 5 of the attached Distribution Agreement shall be modified to read as follows "(iv) The
                                      Notes have been duly authorized; a single global Note registered in the name of CEDE
                                      & Co., a nominee of The Depository Trust
                                      Company ("DTC"), has been duly
                                      authenticated in accordance with the
                                      provisions of the Indenture, paid for and delivered to DTC, and constitutes a valid and binding obligation of the Company; and the Agent will acquire the rights of a bona fide purchaser (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York (the
                                      "UCC")) in any portion of the Notes
                                      transferred to the Agent by a prior owner thereof as recorded on the books of DTC, provided that (i) the portion of the Notes transferred is an authorized denomination of the Notes, (ii) the transfer is recorded on the books of DTC by a debit to the transferor's account with DTC and a credit to the Agent's account with DTC,
                                      (iii) the Agent makes payment to such
                                      transferor of value for such transfer and
                                      (iv) the Agent purchases such interest in good faith and without notice of any adverse claim, within the meaning of the UCC."

         If required to be delivered pursuant to this Remarketing Agency Agreement, the opinion required to be delivered pursuant to Section 5 of the attached Distribution Agreement may be delivered by any counsel designated by the Remarketing Agent and reasonably acceptable to the Company.

Form of Notes:                        Global certificate registered in the name
                                      of the nominee, which currently is CEDE &
                                      Co., of
                                      the depository of the Notes, which is DTC.
                                      The beneficial owners of the Notes
                                      ("Beneficial Owners") are not entitled to receive definitive certificates representing their Notes, except under limited circumstances. A Beneficial
                                      Owner's ownership of a Note currently is recorded on or through the records of the brokerage firm or other entity that is a participant in DTC and that maintains such Beneficial Owner's account.

Purchase Price:                       100% of the principal amount of the Notes
                                      Payable to DTC for the Beneficial Owners of Tendered Notes.

Remarketing Fee:                      _____% of the principal amount of the
                                      Notes outstanding on each Tender Date
                                      multiplied by the number of years
                                      remaining in the Stated Maturity, not to exceed ____% for any one additional Spread
                                      Period.

Closing: Brown & Wood llp, One World Trade Center, New York, New York, 10048-0557, at 9:00
                                      a.m., New York City time, on the Tender
                                      Date.

     The foregoing terms are hereby confirmed and agreed to as of this ___ day of ____________.

                                      KIMCO REALTY CORPORATION


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                      MERRILL LYNCH & CO.
                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED



                                      By:
                                         ---------------------------------------
                                         Authorized Signatory